Exhibit 10.42

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) is entered into as of [date] (the “Effective Date”), by and between [name] (the “Executive”) and Longs Drug Stores California, Inc., a California corporation (the “Corporation”).

WHEREAS, the Board of Directors of Longs Drug Stores Corporation (the “Parent Corporation”) and the Board of Directors of the Corporation have determined that it is in the best interests of the Parent Corporation and the Corporation to encourage the retention of the Executive by agreeing to provide reasonable severance benefits to the Executive in the event of a Qualifying Termination (as defined in Section 1).

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the Executive and the Corporation hereby agree as follows:

1. Severance Payment and Benefits.

Subject to subsection 1(g), if during the Term (as defined below) the Executive ceases to be employed by each and all of the Parent Corporation, the Corporation and their respective affiliates by reason of termination for any reason other than Just Cause (as defined in Section 3), Total Disability (as defined in Section 3) or death (a “Qualifying Termination”), then the Executive shall be entitled to receive severance payments from the Corporation as set forth in subsection 1(b) (collectively, the “Severance Payment”) and the other benefits as set forth in subsections 1(c) and 1(e). Subsections 1(d) and 1(f) shall apply with respect to any termination of Executive’s employment during the Term, including a Qualifying Termination.

(a) Term of Agreement. This Agreement shall be effective from the Effective Date until the second anniversary of the Effective Date. If the Corporation does not deliver to the Executive written notice of non-renewal at least 180 days before the second anniversary of the Effective Date, then this Agreement shall automatically renew for another two year period and shall automatically renew for successive two year periods thereafter unless and until the Corporation delivers to the Executive written notice of non-renewal at least 180 days before the end of the then current period. Notwithstanding the foregoing, this Agreement shall automatically terminate upon the earlier of (i) a Change in Corporate Control and (ii) such time as Executive ceases to be employed by each and all of the Parent Corporation, the Corporation and their respective affiliates for any reason (the foregoing in this subsection 1(a), the “Term”). The Executive shall not be entitled to any payments or benefits on account of termination of this Agreement except following employment termination as described in this Section 1. Notwithstanding anything to the contrary in this subsection 1(a), the provisions of Sections 2 and 4 shall survive termination of this Agreement. For purposes of this Agreement, “Change in Corporate Control” shall have the meaning set forth in that certain Agreement for Termination Benefits in the Event of a Change in Corporate Control between the Corporation and the Executive, dated [date] (the “Change in Corporate Control Agreement”).

(b) Severance Payment. The Severance Payment shall consist of payment to the Executive of Executive’s annual base salary at the same rate, and on the same schedule, as in effect immediately prior to the date of the Qualifying Termination for a period of twenty-four (24) months (eighteen (18) months where the date of the Qualifying Termination is on or after the second anniversary of the Effective Date) (the “Severance Period”). Payment of the Severance Payment shall commence on the normal Corporation payroll date following the later of the delivery of the release referred to in subsection 1(g) to the Corporation or the last day of any period such release may be revoked by the Executive (the “Release Effective Date”).

(c) Health Coverage. The Executive (and, where applicable, the Executive’s dependents) shall be entitled to continue participation in the Corporation’s health care plan(s) (including the Corporation’s executive medical reimbursement plan) in which the Executive participated immediately prior to the date of the Qualifying Termination as if the Executive were still an executive of the Corporation until the earlier of (i) the date that the Executive is offered comparable coverage by another employer, (ii) the end of the Severance Period or (iii) the Executive’s death. The coverage provided under this subsection 1(c) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended and Section 4980B of the Internal Revenue Code of 1986, as amended. To the extent that the Corporation finds it undesirable to cover the Executive under the health plan(s) of the Corporation, the Corporation shall provide the Executive (at its own expense) with a comparable level of coverage under individual policies.

(d) Other Employee Benefits. Except as provided in this Agreement, the Executive’s participation in all employee benefit programs and management perquisites shall cease upon his or her date of employment termination. Executive’s outstanding stock options, unvested restricted stock, outstanding SARs, outstanding phantom stock and accrued deferred compensation, if any, and other accrued employee benefits not specifically addressed by this Agreement shall be governed by the terms of the applicable plans and agreements and in accordance with any applicable previous election(s) by the Executive.

(e) Outplacement Services. After the Release Effective Date, for one year after the date of the Qualifying Termination, the Executive will be provided with outplacement counseling services at the Corporation’s expense; provided, however, the expense for such service shall not exceed $15,000.00. The counseling shall include, but not be limited to, skill assessment, job market analysis, resume preparation, interviewing skills, job search techniques and negotiating, and shared office facilities and administrative support.

(f) No Other Benefits. Except as provided in this Agreement, the Executive shall not be entitled to any other retention benefits from the Parent Corporation, the Corporation or their respective affiliates in the event his or her employment terminates for any reason during the Term.

(g) Conditions. The payments and benefits provided under this Section 1 (other than those described in subsection 1(d)) are conditioned on Executive’s continuing compliance with this Agreement and the applicable policies of the Parent Corporation, the Corporation and their respective affiliates and the Executive’s execution (and effectiveness) of a general release of claims and covenant not to sue in a form that is satisfactory to the Corporation upon termination of employment. If Executive does not properly execute such a release within ninety (90) days after Executive’s termination of employment or if the Executive attempts to revoke or revokes such a release the Executive will not be entitled to any of the benefits provided under this Section 1 (other than those described in subsection 1(d)).

(h) Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) with the Corporation and the Parent Corporation or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 1(h) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

2. Confidential Information; Non-Competition; Non Disparagement.

(a) Confidential Information.

(i) Unless required or otherwise permitted by law or as may be necessary in the ordinary course of performing Executive’s duties, the Executive shall keep confidential and shall not disclose to others, including present or former employees of the Parent Corporation, the Corporation and their respective affiliates, any information described below:

(A) “Confidential Information.” As used in this Agreement, “Confidential Information” includes, but is not limited to the following with respect to the Parent Corporation, the Corporation and their respective affiliates: (a) weekly sales and wage data, (b) profitability data, (c) financial planning and forecasting data, (d) sales reports, including pharmacy prescription and sales volume, (e) individual store and collective gross profit information, (f) expense data, (g) return-on investment data, (h) return-on-asset data, (i) bonus plans and reports, (j) warehouse distribution costs, (k) information and related data regarding any project or program, (l) cost-benefit analysis regarding pharmacy distribution, (m) store and pharmacy inventory data, (n) pharmacy purchase data, (o) information regarding pharmacy automated dispensing systems(s) and robotic technology, (p) corporate strategic planning information, (q) pharmacy prescription processing system, (r) computer programs and know how, (s) business and marketing plans and strategies, and (t) unpublished financial statements, budgets, projections, prices, costs and customer lists whether developed before or after the date of this Agreement;

(B) “Trade secrets” of the Parent Corporation, the Corporation and their respective affiliates, as defined under the Uniform Trade Secrets Act, California Civil Code section 3426.1;

(C) Any information that affords the Parent Corporation, the Corporation or their respective affiliates a competitive advantage in the retail industry;

(D) Proprietary information of the Parent Corporation, the Corporation and their respective affiliates including but not limited to, supplier lists, product marketing or any other information obtained by the Executive during his employment with the Parent Corporation, the Corporation or their respective affiliates; and

(E) Information with respect to acquisitions and mergers or sales or other dispositions of businesses or material assets by, of or with the Parent Corporation, the Corporation or their respective affiliates.

(ii) The provisions of this subsection 2(a) shall not apply to

(A) Information which is generally known within the industry or in the public domain prior to the date of this Agreement;

(B) Information which, not as a result of the disclosure by the Executive, becomes part of the public domain;

(C) Information which is available as a matter of public record; and

(D) Information which is hereafter lawfully disclosed to the Executive by a third party (other than any employees or agents of the Parent Corporation, the Corporation or their respective affiliates).

(iii) The non-disclosure obligations of this subsection 2(a) shall not apply to the disclosures made by the Executive in response to any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal process (“legally compelled disclosure”) provided that the Executive complies with the conditions of this paragraph (iii). In the event that the Executive is requested or becomes subject to make a legally compelled disclosure of any of the Confidential Information, the Executive shall first provide the Parent Corporation or the Corporation with prompt prior written notice of such requirement so that the Parent Corporation or the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this subsection 2(a).

(iv) On or before the date of employment termination, the Executive shall turn over to the Parent Corporation, the Corporation and their respective affiliates all Parent Corporation, Corporation and affiliate confidential files, records, and other documents. In addition, the Executive shall return all property in his possession owned by the Parent Corporation, the Corporation and their respective affiliates.

(b) Non-Solicitation. During any period for which the Executive is receiving payments from the Corporation, either as an employee or pursuant to Section 1, the Executive shall not directly or indirectly:

(i) request, induce or attempt to influence any past, current or future customer of the Parent Corporation, the Corporation or their respective affiliates, or any current or future supplier of goods or services to the Parent Corporation, the Corporation or their respective affiliates, to avoid, curtail or cancel any business it transacts with the Parent Corporation, the Corporation or their respective affiliates; and

(ii) request, induce or attempt to influence any current or future employee of, or independent contractor or consultant to, the Parent Corporation, the Corporation or their respective affiliates to terminate his or her employment with or services to the Parent Corporation, the Corporation or their respective affiliates, or induce, entice, hire or attempt to employ or retain the services of any such employee, independent contractor or consultant other than on behalf of the Parent Corporation, the Corporation or their respective affiliates.

(c) Non-Disparagement. The Executive shall not, during the Term and thereafter, make any unfavorable or disparaging remarks about the Parent Corporation, the Corporation and their respective affiliates to third parties, including, without limitation, to any employee, consultant, independent contractor, customer, supplier or vendor of the Parent Corporation, the Corporation and their respective affiliates.

(d) Equitable Remedies. The Executive acknowledges that the specialized nature of the Executive’s knowledge of the Confidential Information, trade secrets and other intellectual property of the Parent Corporation and the Corporation are such that a breach of his covenant not to solicit or confidentiality obligations contained in this Section 2 would necessarily and inevitably result in a disclosure, misappropriation and misuse of such Confidential Information and other intellectual property. Accordingly, the Executive acknowledges and agrees that such a breach would inflict unique and irreparable harm upon the Parent Corporation, the Corporation and their respective affiliates and that the Parent Corporation, the Corporation and their respective affiliates shall be entitled, in addition to their other rights and available remedies (including the Corporation’s cessation of payments under Section 1 or otherwise), to enforce, in any court of competent jurisdiction by injunction or decree of specific performance, the Executive’s obligations set forth herein.

3. Definitions. The following definitions shall apply for all purposes under this Agreement:

(a) Just Cause. “Just Cause” shall mean the occurrence after the Effective Date of one or more of the following: (i) failure by the Executive to substantially perform the Executive’s duties, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness; (ii) an act by the Executive that constitutes gross misconduct; (iii) a breach by the Executive of a material provision of this Agreement; (iv) a material violation of a federal or state law or regulation applicable to the business of the Corporation; (v) material violation of the code of business conduct, code of ethics or other policies of the Parent Corporation or the Corporation or (vi) conviction of or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crimes with respect to which imprisonment is a punishment.

(b) Total Disability. “Total Disability” shall mean the inability of the Executive to perform his or her duties for a period of not less than six (6) consecutive months as a result of Executive’s incapacity due to physical or mental illness.

4. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to Longs Drug Stores California, Inc., 141 North Civic Drive, Walnut Creek, CA 94596, and all notices shall be directed to the attention of its Corporate Secretary.

(b) Amendment; Waiver; Remedies. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive (or the Executive’s personal or legal representative(s), executor(s), administrator(s), successor(s), heir(s), distributee(s), devisee(s) and legatee(s)) and by two authorized officers of the Corporation (other than the Executive) (with the approval of the Board of Directors of the Corporation). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement contains all the legally binding understandings and agreements between the Executive and the Corporation pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and the Change in Corporate Control Agreement, the terms of this Agreement shall control and supersede any such inconsistency, conflict and ambiguity.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the laws of the State of California to the extent not preempted. This Agreement constitutes part of an employee welfare benefit plan subject to the requirements of ERISA.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision.

(g) Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (whether based in contract or tort, in law or equity), or any breach or asserted breach thereof, shall be determined and settled exclusively by private and confidential arbitration in Walnut Creek, California, in accordance with the rules for dispute resolution of JAMS/ENDISPUTE. Judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding this subsection 4(g), the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or provisional relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator. The parties hereby submit themselves to the Superior Court of California in and for the County of Contra Costa for the purpose of enforcing this Agreement.

(h) No Assignment. This Agreement may not be assigned by the Executive otherwise than by will or the laws of descent and distribution. Without limiting the foregoing, the rights of the Executive to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection 4(h) shall be void. Subject to this subsection 4(h), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

(i) Employment At Will; Limitation of Remedies. This Agreement shall not give the Executive any rights to remain an employee or director of the Parent Corporation, the Corporation and/or their respective affiliates. The Corporation and the Executive acknowledge that the Executive’s employment is at will, as defined under applicable law, and any such employment may be terminated at any time and for any reason. If the Executive’s employment terminates for any reason during the Term, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(j) Cooperation. After the date of employment termination for any reason, Executive will cooperate with the Parent Corporation, the Corporation and their respective affiliates, their attorneys or experts in connection with any matters involving the Parent Corporation, the Corporation or their respective affiliates that are pending on the date of the Executive’s employment termination or that may arise thereafter from events or alleged events occurring prior to such date. Either the Parent Corporation or the Corporation will reimburse Executive for all reasonable expenses incurred in connection with such cooperation.

(k) Voluntary Participation. Each of the parties acknowledges that he or it has read the Agreement, and that he or it enters into this Agreement freely, voluntarily, without coercion and based on the party’s own judgment and not in reliance upon any representations or promises made by the others, except those contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement (in the case of the Corporation, by two duly authorized officers) as of the day and year first above written.

[name], Executive

LONGS DRUG STORES CALIFORNIA, INC.

By:	[Officer Name]
Its:	[Title]

By:	[Officer Name]
Its:	[Title]